Exhibit 99.1

March 14, 2017
NOODLES & COMPANY ANNOUNCES PRIVATE PLACEMENT FINANCING
BROOMFIELD, Colo., Mar. 14, 2017 (GLOBE NEWSWIRE) -- Noodles & Company (the "Company") (NASDAQ: NDLS) today announced a $31.5 million private placement of Class A common stock to Mill Road Capital II, L.P. (“Mill Road”) on March 13, 2017 (the "Private Placement"), to further strengthen the Company’s balance sheet and fund strategic initiatives.
The Private Placement is expected to satisfy the Company’s previously announced intention to further strengthen its balance sheet following the February 2017 private placement sale of preferred stock and warrants to L Catterton. Accordingly, the Company no longer intends to pursue a public offering of its Class A common stock.
Under the Private Placement, the Company has agreed to issue to Mill Road 8,873,240 shares of Class A common stock at a price per share of $3.55, which is equal to the closing sale price for the Company's Class A common stock on March 10, 2017. The transaction is expected to close in early April 2017.
Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer of Noodles & Company, noted, “We are excited to announce this investment by Mill Road Capital, which has a strong record of investments in consumer brands, including in the restaurant industry.” Boennighausen continued, “We are pleased to complete our plans to strengthen our balance sheet, positioning us well to heighten our focus on building the Noodles & Company brand and to make the right strategic investments for the future.”
Thomas Lynch, Mill Road’s Founder, stated, “This significant investment demonstrates our confidence in the management team and the strategic plan the Company has outlined. We believe Noodles & Company has a bright future ahead of it and look forward to assisting the Company in this transformative year and beyond.”
The proceeds of the Private Placement will be used, in conjunction with proceeds received from the previously announced private placement to L Catterton and cash flow from operations, to satisfy liabilities associated with the Company’s plan to close underperforming restaurants, to satisfy liabilities arising from the data breach that occurred in 2016 and to fund, in part, capital expenditures related to investments in the remaining company-owned restaurants. Jefferies LLC acted as placement agent on the Private Placement.
About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where its globally inspired dishes come together to create a World Kitchen. Recognized previously by Parents magazine as a Top Family Friendly Restaurant and by Health magazine as one of America's Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don't end at just noodles. Inspired by some of the world's most celebrated flavor combinations, Noodles & Company's menu offers soups, salads and shareables. Noodles & Company makes everything fresh to order, just as you like it, using quality ingredients. Servers deliver dishes to the table, allowing guests to sit and relax or grab a quick bite.
About Mill Road Capital
Mill Road Capital is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. The firm has raised approximately $670 million of aggregate equity capital commitments and has offices in Greenwich, CT and the San Francisco Bay Area. More information can be found at http://www.millroadcapital.com.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "objective," "intend," "should," "could," "can," "would," "expect," "believe," "design," "estimate," "predict," "potential," "plan" or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect the Company's current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding costs associated with the Company's closure of underperforming restaurants, the implementation and results of strategic initiatives, the use of proceeds of the Private Placement and the Company's future financial performance. The Company's actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to: the Company's ability to execute its strategies to close underperforming restaurants, reduce restaurant growth and refranchise restaurants in certain of its markets; the Company's ability to improve the operational and financial performance of its restaurant portfolio; costs associated with the Company's data security incident, including legal fees, investigative fees, other professional fees and the cost of communications with customers, as well as potential losses associated with settling payment card networks' expected claims and litigation associated with the data security breach; the Company's ability to achieve and maintain increases in comparable restaurant sales and to successfully execute its business strategy, including new restaurant initiatives and operational strategies; the success of the Company's marketing efforts; the Company's ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; the Company's ability to adequately staff its restaurants; changes in labor costs; consumer confidence and spending patterns; consumer reaction to public health issues and perceptions of food safety; seasonal factors; weather; and those discussed in the Company's filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended January 3, 2017. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the statements. Also, the forward-looking statements contained herein represent the Company's estimates and assumptions only as of the date hereof. Unless required by United States federal securities laws, the Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.
Contacts:
Investor Relations
investorrelations@noodles.com
Media
Danielle Moore
press@noodles.com